Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-214711) of our report dated March 27, 2018 on the balance sheets of Strata Oil & Gas Inc. as of December 31, 2017 and 2016, and the related statements of operations and comprehensive income (loss), changes in stockholders’ equity (deficit), and statements of cash flows for the three years in the period ended December 31, 2017, and the related notes. Our report contains an explanatory paragraph regarding substantial doubt of the Company’s ability to continue as a going concern.

Fruci & Associates II, PLLC

Spokane, Washington

March 27, 2018